CONSULTING AGREEMENT

is entered into by Greenwa.y Innovative Energy, Inc. (The ''Company''), and Ryan Turner, 1704 Marion Dr., Garland, Texas 75042 (the ''Consultant''). The Company and the Consultant, collectively (''the Parties''), agree to terms with respect to the following:

1. Work to be Performed. the Consultant offers consulting services in the fields of:

1.1 The Company hereby retains Consultant on a “non-Exclusive” basis to:

a. Work closely with the Greenway mai1engagement team assisting in business development through relationship building and introductions to qualified industry individuals from financial institutions, officers, investors, and leading market vendors in the oil and gas industry.

b. Creating awareness about Greenway Innovative Energy, Inc. and the gas to liquids technology through digital efforts such as: updating the Greenway website, providing weekly/monthly informational conference calls, producing explainer videos about Greenway' s technology and distributing informational campaigns through the Greenway email database.

c. Assisting the management team in critical follow up contact meetings with engineers, vendors and UTA personnel including phone and written correspondence. Attending meetings when called upon to assist in assembling information for distribution.

d. Assist the management team of Greenway Technologies, Inc. in regard to shareholder lists; follow up communication with shareholders and potential shareholder and investor calls and meetings.

1.2 Consultant and the Company agrees that the Consultant is an independent contractor, and is solely responsible for the performance of all Consulting Services required hereunder, and will report to, and be direct,ly responsible to, the Company's President or designated agent, for all matters pertaining to the Consultant's activities and co1rununications relative to this Consulting Agreement.

1.3 Consultant will devote adequate time, as provided above in paragraph 1.2, and resources at his own expense, as necessary in performing the Consulting Services for The Company as stated herein. Consultant shall have discretion in selecting the dates and times it performs such Consulting Services throughout the month giving due regard to the o needs of the Company's business. It is understood that Consultant will not, and is not expected to provide, or be o compensated for, full time commitment to this individual project. In rendering Consulting Services hereunder, Consultant shall conform to the highest professional standards of work and business ethics.

2. Term of Engagement.

2.1 The Consultant will be engaged immediately upon execution of the Agreement. engaged for one (1) year commencing with the execution of this Agreement.

2.2 The Engagement Period shall automatically extend for a period u[ one (1) year from the date of each annual anniversary and will continue to be engaged until either party elects to terminate this Agreement.

2.4 Upon termination of this Agreement by either party, the Company shall pay the Consultant any and all compensation earned through the date of termination. The Company will irrevocably pay all compensation earned resulting from any additional business conducted between The Company, its officers, associates, partners, affiliates, and heirs and the Investors/Financiers as per the compensation agreed upon in Paragraph 3 below.

2.5 This agreement covers the initial agreement and shall include any renewals, extensions, rollover , additions or any new project that may originate because of the above Consult ant introduction of the Company to acquisitions and/or Inve stors/Financiers.

3. Compensation

3.1 The Company, hereby irrevocably confirns and accepts to pay the Consultant $5,000.00 monthly. Payments shall be made on the 1st of each month. Consultant may earn additional compensation upon delivery of timely information that would enhance the profitability of the Company.

3.2 The Company is not bound by this Agreement to accept any offers, approve any client/contacts or accept any financial arrangement from an interested party, and the Consultant understands and agrees that any and all agreements are subject to final negotiations between the Company and such source introduced. by Consultant.

The term of this agreement will begin on the date of this agreement and will remain in force indefinitely until “Termination” as provided in this Agreement.

4. Independent Contractor, Non-Circumvention and Non-Disclosure, Confidentiality.

4.1 Independent Contractor. This Agreement is not a contract of employment. Consultant is an independent contractor of the Company and shall have no power or authority to bind or obligate The Company. Consultant shall have the exclusive right to determine the method, manner and means by which it will perform and provide the Consulting Services hereunder.

4.2 Supplies and Expenses. Unless otherwise agreed to by Company in advance, Consultant shall be solely responsible for procuring and paying for and maintaining any computer equipment, software, paper, tools or supplies necessary or appropriate for the performance of Consult ant's services hereunder. Company, at its discretion, may reimburse reasonable business expenses.

4.3 4.3 Non-Circumvention and Non-Disclosure The Parties agree that they shall not directly or indirectly interfere with, circumvent or attempt to circumvent, avoid, by-pass or obviate each other's interest or relationships. Each Party agrees that, without the expressed written consent of the other Party, it will not initiate, respond or otherwise abide any contact with any person, company, institution, professional association, or other entity to which it has been introduced or with whom it has become first acquainted in the course of doing business with the other Party. Each Party agrees that the provisions of this Agreement and the confidentiality agreement referred to in 4.3 below protecting each other's sources and prohibiting contacts with the same shall apply to all employees, professional consultants, advisors, contractors, and agents whose responsibilities require knowledge of such information. Each time an entity or party is introduced by Consultant to Company, the Parties shall confirm by email or in writing the respective proprietary source. Regardless of whether or not the transaction closes, the duty of non-disclosure and non-circumvention shall apply. This agreement applies to transactions, which involve successors, assigns, affiliates or subsidiary companies or entities. The duration of the Agreement shall perpetuate for two (2) years from last date of signing.

4.4 Confidentiality. The Parties that during the term of this Agreement, and thereafter for a period of two (2) years, Consultant shall not, without the prior written consent of Company, disclose to anyone any ''Confidential Information'' of the Company. Confidential Information for the purpose of this Agreement shall include Company's proprietary and confidential information such as, but not limited to, customer lists, business plans, marketing plans, financial information, designs, drawings, specifications, models, software, source codes or any non-public Company data or information. Confidential Information shall not include any information that: a. Is disclosed by Company without restriction and is intended to be made public. b. Becomes publicly available through no act of Consultant. c. Is rightfully received by Consultant from a third party.

a. Is disclosed by Company without restriction and is intended to be made public.

b. Becomes publicly available through no act of Consultant.

c. Is rightfully received by Consultant from a third party.

5. Termination.

5.1 Termination by Company. This Agreement may be terminated by Company as follows:

a. If Consultant is unable to provide the sales and marketing services contemplated by this agreement by reason of permanent illness.

b. Breach or Default of any obligations of Consultant pursuant to Section 104.

c. Breach or default of Consultant of any other material obligation in this Agreement, which breach or defauly is not cured within (10) days of written notice of company

5.2 Termination by Consultant Consultant may terminate this Agreement as follows:

a. Breach or default of any material obligation of Company, which breach or default is not cured within ten (10) days of written notice from Consultant.

b. If Company files protection under the federal bankruptcy laws, or any bankruptcy petition or petition for receiver is commenced by a third party against Company .

6. Federal, State and Local Payroll Taxes.

6.1 The Company shall not make any withholding for income taxes, FICA, unemployment insurance or worker's compensation premiums or any other employer withholdings, deductions or contributions on its payments to Consultant. Consultant shall be solely responsible for all such withholdings, deductions and contributions.

7. Benefits; Worker’s Compensation; Insurance.

7.1 Consultant and Consultant' employees will not be eligible for, and shall not participate in, any employee pension, health, welfare, or other fringe benefit plan, of The Company. No workers' compensation or other insurance shall be obtained by The Company covering Consultant or Consultant' employees.

8. Notice.

8.1 All notices required here must be in writing and must be served on the Parties at addresses following their signatures at the address below.

As to the Consultant:

Ryan Turner
1704 Marion Drive
Garland, Texas 75042
940-367-4596
ryanbruceturner@gmail.com

As to the Company:

Greenway innovative Energy, Inc.
Ray Wright, President
1521 Tulip Drive
Arlington, TX 76013
972-342-4051
raymondwright@yahoo.com

Notices must be served either personally. by certified mail return receipt requested, or by overnight courier. A party’s address may be changed by written notice to the other party; provided, however, that notice of change of address shall be effective until actual receipt of such notice.

9. Miscellaneous

9.1 Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party. The benefit and obligations of this Agreement shall be binding upon and inure to the Parties here to, their successors and assign .

9.2 Entire Agreement. This Agreement constitutes and expresses the entire agreement of the Parties with respect to the subject matter here of, and may be modified only by written agreement signed by the Parties. if any provision of this Agreement is held by unenforceable by a court of competent jurisdiction, that provision shall be served and shall not affect the validity or enforceability of the remaining provisions.

9.3 Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of Texas.

9.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which constitute one agreement that is binding upon each of the Parties, notwithstanding that all Parties are not signatories to the same counterpart.

9.5 Construction of Terms. If any provision of this Agreement is held unenforceable by a court of competent jurisdiction, that provision shall be severed and shall not affect the validity or enforceability of the remaining provisions.

9.6 Modification. No modification or attempted waiver(s) of this Agreement, or any provision thereof, shall be valid unless they are signed by both Parties.

9.7 Headings. The headings in this Agreement are inserted for convenience only and shall not be used to define, limit or describe the scope of this Agreement or any of the obligations herein.

9.8 Waiver of Breach. The waiver by a party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any other or subsequent breach by the Party in breach.

The Parties have executed this Agreement as of the date set forth in the introductory clause.

The Company:

Greenway Innovative Energy, Inc.
/s/ Ray Wright
Ray Wright, President

Consultant:

Ryan Turner
/s/ Ryan Turner
Ryan Turner